Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 24, 2012

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS
2012 THIRD QUARTER RESULTS

PRYOR, OKLAHOMA (October 24, 2012) – Orchids Paper Products Company (NYSE MKT: TIS) today reported third quarter 2012 financial results.

Summary:

•	Net sales of converted product in the third quarter of 2012 were $22.8 million, an increase of $1.4 million, or 6%, over the prior year quarter. Net sales of converted product on a year-to-date basis were $68.7 million, an increase of $10.6 million, or 18%, over the prior year period.

•	Total net sales in the third quarter of 2012 decreased 1% to $25.8 million, compared with $26.1 million in the same period in 2011. On a year-to-date basis, total net sales increased $4.6 million, or 6%, to $76.8 million.

•	Third quarter 2012 net income was $2.3 million, an increase of $678,000, or 41%, compared with $1.6 million of net income in the same period of 2011. Net income for the nine-month period ended September 30, 2012 was $7.1 million, an increase of $3.6 million, or 105%, compared to the $3.5 million for the nine-month period of 2011.

•	Diluted net income per share for the third quarter 2012 was $0.29 per diluted share compared with $0.21 per diluted share in the same period in 2011. On a year-to-date basis, diluted net income per share was $0.90 per share for the 2012 period compared to $0.45 per diluted share for the 2011 period.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased to announce our results for the third quarter, which were in line with our expectations. Our converted product business continues to show strength, as evidenced by our above market improvement in shipments in the third quarter of this year. More importantly, we anticipate that our recently announced new business gains will increase our annual run rate by approximately 1.1 million cases, providing for a strong ending to 2012 and a solid foundation for the beginning of 2013.”

Mr. Snyder added, “The market for business opportunities continues to be strong. We are optimistic about our future growth, as we leverage our new product development and market strategy to further penetrate mid-tier market opportunities with new and existing customers.”

Three-month period ended September 30, 2012

Net sales in the quarter ended September 30, 2012 were $25.8 million, a decrease of $332,000, or 1%, compared to $26.1 million in the same period of 2011. Net sales of converted product were $22.8 million in the 2012 quarter, favorable by $1.4 million, or 6%, compared to the $21.4 million of net sales in the same quarter last year. Net sales of parent rolls were $3.0 million in the third quarter of 2012, a decrease of $1.7 million, or 36%, compared to $4.7 million of parent roll sales in the same quarter last year. The increase in converted product sales resulted from an 8% increase in converted product tonnage shipped partially offset by a 2% decrease in net selling price per ton. The increase in shipments was due to a combination of new product sales which were primarily in the mid-tier market, and increased product distribution with existing customers. Net sales of parent rolls were lower primarily due to the increased requirements of our converting operations.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended September 30, 2012 was $5.3 million, an increase of $1.1 million, or 27%, compared to $4.2 million in the same period in the prior year. As a percent of net sales, EBITDA was 20.6% in the 2012 quarter compared with 16.1% in the 2011 quarter.

Gross profit for the third quarter of 2012 was $5.4 million, an increase of $1.5 million, or 37%, when compared with a gross profit of $3.9 million in the prior year quarter. Gross profit as a percent of net sales was 20.9% in the third quarter of 2012 compared to 15.1% for the same period in 2011. As a percent of net sales, gross profit increased primarily due to increased levels of converted product shipments, lower fiber prices, and lower per case converting production costs, which were partially offset by higher maintenance and repair costs in the paper manufacturing operation.

Converted product sales increased as a percentage of overall sales, which had a positive effect on overall gross profit because converted product sales generally provide a higher gross profit margin than parent roll sales. Converting production costs were lower as a percentage of sales due to the increased converted product volumes during the quarter. Cost per ton of fiber in the third quarter of 2012 was 27% lower than the costs incurred in the same quarter of 2011, resulting in a reduction in cost of sales of approximately $1.7 million.

Selling, general and administrative expenses in the third quarter of 2012 totaled $2.0 million, an increase of $521,000, or 35%, compared to $1.5 million incurred in the same quarter of 2011. As a percent of net sales, selling, general and administrative expenses increased to 7.9% for the quarter ended September 30, 2012, compared to 5.8% in the prior year quarter. Selling, general and administrative expense increased primarily due to increased artwork expenses due to new product introductions, increased professional fees, and increased accruals under our incentive bonus plan.

Interest expense for the third quarter of 2012 totaled $99,000 compared to interest expense of $103,000 in the same period in 2011.

As of September 30, 2012, the effective tax rate for the full year is estimated to be 30.0%. This compares to the 30.3% we estimated as of the end of the second quarter of 2012. As a result, the effective rate for the third quarter of 2012 was 28.8%.

Total debt outstanding as of September 30, 2012 was $16.5 million, which when offset by the total of cash and short-term investments of $8.8 million, resulted in net debt of $7.7 million.

On September 21, 2012, the Company paid dividends totaling $1.5 million, or $0.20 per share, to stockholders of record as of September 5, 2012.

Nine-month period ended September 30, 2012

Net sales for the nine-month period ended September 30, 2012 increased $4.6 million, or 6%, to $76.8 million when compared to the $72.2 million reported for the prior year period. Net sales of converted product were $68.7 million for the 2012 period, an increase of $10.6 million, or 18%, when compared to the prior year period. As a result of the increased converted product sales, net sales of parent rolls for 2012 decreased $5.9 million, or 42%, to $8.1 million compared to $14.0 million in the prior year period commensurate with the increase in converted product shipments. Converted product sales increased due to a 21% increase in tonnage shipped being partially offset by a 2% decrease in net selling prices per ton.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the nine-month period ended September 30, 2012 was $16.0 million, an increase of $5.3 million, or 49%, compared to $10.7 million in the same period in the prior year. As a percent of net sales, EBITDA was 20.8% in the 2012 period compared with 14.9% in the 2011 period.

Gross profit for the nine-month period ending September 30, 2012 was $17.1 million, an increase of $6.7 million, or 65%, over the $10.4 million for the 2011 period. The improvement is the result of the same factors cited above for the quarterly results. Our cost of fiber for the current year-to-date period was approximately 24% lower than the costs for the prior year period, which had the effect of reducing our cost of sales by approximately $4.1 million.

Selling, general and administrative expenses for the nine-month period ended September 30, 2012 were $6.4 million, an increase of $1.5 million, or 31%, compared to the prior year period. As a percent of net sales, selling, general and administrative expenses were 8.4% for the 2012 period compared to 6.8% for the 2011 period. The increased expenses were primarily due to the same factors cited in the quarterly discussion as well as increased commission expense due to higher levels of converted product sales.

Interest expense for the nine-month period ended September 30, 2012 was $308,000 compared to the $543,000 reported for the 2011 period. The reduction was due to the refinancing of the Company’s debt facility in April 2011.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter financial results at 10:00 a.m. (ET) on Thursday, October 25, 2012. All interested parties may participate in the teleconference by calling 800 860 2442 and requesting the Orchids teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in north east Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Converted Product Net Sales	$22,781	$21,405	$68,716	$58,140
Parent Roll Net Sales	2,997	4,705	8,068	14,028
Net Sales	25,778	26,110	76,784	72,168
Cost of Sales	20,388	22,174	59,657	61,807
Gross Profit	5,390	3,936	17,127	10,361
Selling, General and Administrative Expenses	2,029	1,508	6,428	4,904
Operating Income	3,361	2,428	10,699	5,457
Interest Expense	99	103	308	543
Other (Income) Expense, net	(4)	(17)	312	(33)
Income Before Income Taxes	3,266	2,342	10,079	4,947
Provision for Income Taxes	941	695	2,995	1,483
Net Income	$2,325	$1,647	$7,084	$3,464

Average number of shares outstanding, basic	7,568,604	7,492,585	7,549,348	7,490,430
Average number of shares outstanding, diluted	7,863,021	7,733,094	7,845,429	7,715,479

Net income per share:
Basic	$0.31	$0.22	$0.94	$0.46
Diluted	$0.29	$0.21	$0.90	$0.45

Cash dividends paid	$1,515	$749	$4,533	$2,247
Cash dividends per share	$0.20	$0.10	$0.60	$0.30

Operating Data:
Total Tons Shipped	14,015	14,881	41,399	42,089
Net Selling Price per Ton	$1,839	$1,755	$1,855	$1,715
Total Paper Cost per Ton Consumed	$786	$872	$762	$837
Total Paper Cost	$11,145	$12,658	$32,059	$35,210

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$3,847	$3,837	$11,765	$10,624
Investing Activities	$(1,168)	$(1,964)	$(7,318)	$3,612
Financing Activities	$(1,689)	$(876)	$(4,989)	$(11,889)

	As of
	September 30,	December 31,
Balance Sheet Data:	2012	2011
Cash	$3,755	$4,297
Accounts Receivable, net	8,446	6,939
Inventory, net	9,099	7,811
Short-Term Investments	5,024	2,019
Income Taxes Receivable	-	285
Other Current Assets	1,455	1,278
Property Plant and Equipment	123,114	119,853
Accumulated Depreciation	(32,457)	(27,568)
Net Property Plant and Equipment	90,657	92,285
Other Long Term Assets	49	54
Total Assets	$118,485	$114,968

Accounts Payable	$4,003	$3,520
Accrued Liabilities	3,126	2,615
Total Debt	16,519	17,383
Deferred Income Taxes	18,910	18,801
Total Stockholders' Equity	75,927	72,649
Total Liabilities and Stockholders' Equity	$118,485	$114,968

Non-GAAP Measurements

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA Reconciliation:	2012	2011	2012	2011
Net Income	$2,325	$1,647	$7,084	$3,464
Plus: Interest Expense	99	103	308	543
Plus: Income Tax Expense	941	695	2,995	1,483
Plus: Depreciation	1,957	1,757	5,606	5,253
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$5,322	$4,202	$15,993	$10,743

	As of
	September 30,	December 31,
Net Debt Reconciliation:	2012	2011
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	15,367	16,231
Total Debt	16,519	17,383
Less Cash	(3,755)	(4,297)
Less Short-Term Investments	(5,024)	(2,019)
Net Debt	$7,740	$11,067